UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 8, 2020

 CHUY’S HOLDINGS, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35603 (Commission File Number)	20-5717694 (IRS Employer Identification No.)

1623 Toomey Rd.
Austin, Texas 78704
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 473-2783

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CHUY	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

Chuy's Holdings, Inc. (the "Company") is unable to file its Quarterly Report on Form 10-Q for the quarter ended March 29, 2019 ("Quarterly Report") by the original due date of May 8, 2020 (the "Original Due Date") due to the outbreak of, and federal, state and local governmental responses to, the novel coronavirus ("COVID-19") pandemic. The Company's operations have experienced disruptions due to the circumstances surrounding the COVID-19 pandemic including, but not limited to, suggested and mandated social distancing and shelter-in-place orders. The COVID-19 related shelter-in-place orders and resulting office closures have severely limited access to our facilities by our financial reporting and accounting staff and our ability to finalize our quarterly review processes and procedures.
On March 25, 2020 the Securities and Exchange Commission (the “SEC”) issued an order (Release No. 34-88465) under Section 36 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) granting exemptions from specified provisions of the Exchange Act and certain rules thereunder (the "Order").
In light of the impact of the factors described above, the Company will be unable to compile and review certain information required in order to permit the Company to timely file its Quarterly Report by the Original Due Date.
The Company is relying on the Order and is filing this Current Report on Form 8-K by the Original Due Date. The Company expects to file its Quarterly Report on or before June 22, 2020.
In light of the rapidly evolving COVID-19 pandemic, the Company is also filing this Current Report on Form 8-K for the purpose of supplementing the risk factors disclosed in Item 1A of its Annual Report on Form 10-K for the fiscal year ended December 29, 2019. Accordingly, the Company’s risk factor disclosure is hereby updated to add the following:
COVID-19 has harmed our business and may continue to do so.
During March 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic. The COVID-19 pandemic has significantly impacted health and economic conditions throughout the United States. Federal, state and local governments took a variety of actions to contain the spread of COVID-19. Many jurisdictions where our restaurants are located required mandatory closures or imposed capacity limitations and other restrictions affecting our operations. Most of our restaurants have transitioned to an off-premise operating model. These developments have materially harmed our business, financial condition and results of operations and may continue to do so.
In response, we reduced expenses broadly, including furloughing approximately 80% of hourly employees and approximately 40% of store management personnel, while enacting temporary salary reductions for remaining managers. In addition, we also furloughed certain corporate and administrative staff, temporarily reduced the pay of all remaining corporate and administrative staff by 25% to 50%, temporarily reduced senior management salaries by 50% to 75%, and temporarily suspended all board fees. We also suspended our share repurchase program and fully drew down under our $25.0 million revolving credit facility.
We cannot predict how soon we will be able to reopen our restaurants, and our ability to reopen will depend in part on the actions of a number of governmental bodies over which we have no control. Moreover, once restrictions are lifted, it is unclear how quickly customers will return to our restaurants, which may be a function of continued concerns over safety and/or depressed consumer sentiment due to adverse economic conditions, including job losses. Considering the significant uncertainty as to when we can reopen some or all of our restaurants and the uncertain customer demand environment, in addition to the actions described above, we:

•	are negotiating rent concessions, abatements and deferrals with our landlords to reduce our lease payments;

•	are in discussion with our lender to extend the maturity date of our revolving credit facility and obtain covenant relief; and

•
due to the impact of coronavirus on the economy and our business, have engaged in and are continuing to engage in, discussions with various parties to explore financing opportunities to enhance liquidity.

While some landlords have agreed to certain concessions, there can be no assurance that we will be successful in obtaining all of the relief we are seeking.
The outbreak of COVID-19 has caused significant disruptions to our ability to generate revenue and cash flows, and uncertainty regarding the length of the disruption may adversely harm our ability to raise additional capital. The ultimate impact of the COVID-19 pandemic on our business, financial condition and results of operations will depend on our ability to have sufficient liquidity until such time as our restaurants can again generate revenue and profits capable of supporting our ongoing operations, all of which remain highly uncertain at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHUY’S HOLDINGS, INC.

By:	/s/ Jon W. Howie
Jon W. Howie Vice President and Chief Financial Officer

Date: May 8, 2020